Exhibit (p)(viii)

CODE OF ETHICS

I.                                        Overview

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) provides that an adviser must adopt and enforce a code of ethics applicable to its Supervised Persons (as defined below). The rule prohibits certain Supervised Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of an adviser, including mutual funds. The rule also requires reporting of personal securities holdings and transactions, including transactions in investment funds advised by an adviser or an affiliate. The rule is designed to foster the detection and prevention of fraudulent activities and prevent violations of the code of ethics.

Pemberwick Investment Advisors, LLC (the “Company”) is an investment adviser registered under the Advisers Act. Consistent with Rule 204A-1 of the Advisers Act, the Company has adopted this Code of Ethics (the “Code”) which contains provisions reasonably necessary to prevent the Company’s employees from engaging in any act, practice, or course of business that would defraud or mislead any of its clients, including the funds it advises (“Funds”), or that would constitute a manipulative practice.

II.                                   Statement of General Principles

The Company holds its employees to a high standard of integrity and business practice. In serving its clients, the Company strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Company and its employees. As an investment adviser and fiduciary to our clients, we have the responsibility to render professional, continuous, and unbiased investment advice. Fiduciaries owe their clients a duty of honesty, good faith and fair dealing. Therefore, we must act at all times in the client’s best interests and must avoid or disclose conflicts of interests. This Code is designed to emphasize and implement these fundamental principles within our Company.

III.                              Applicability

This Code of Ethics applies to all Supervised Persons of the Company, including the Company’s directors and officers. Supervised Persons must adhere to the Standards of Conduct set forth in Section V below, including provisions requiring their compliance with laws and regulations. Additionally, Supervised Persons must provide initial and annual certifications of compliance with the Code, as well as acknowledgment of receipt of any amendments to the Code. Access Persons are subject to the personal securities transactions and holdings reporting requirements under this Code.

Terms such as “Supervised Person,” “Access Person” and “account” also include the person’s immediate family members (including any relative by blood or marriage living in the employee’s household), and any account in which he/she has a direct or indirect beneficial interest (such as a trust).

For Internal Use Only

To avoid conflicts of interest and to satisfy the Company’s duties towards its clients, this Code of Ethics addresses the personal securities trading of Supervised Persons, and Supervised Persons are required to comply with these provisions, as applicable.

IV.                               Definitions

A.                                    “Supervised Person” means:

•                  Directors, officers and employees of the Company (or other persons occupying a similar status or performing similar functions); and

•                  persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling instruments or investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of instruments or investments, on behalf of any of the Company’s clients, including investment funds, and are subject to the Company’s supervision and control.

B.                                    “Access Person” means:

•                  a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund the adviser or its control affiliates manage;

•                  a Supervised Person who is involved in making securities recommendations to clients on behalf of the Company, or has access to such recommendations that are nonpublic; and

•                  the Company’s directors and officers.

C.                                    “Affiliated Person” of another person means:

•                  any person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person;

•                  any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

•                  any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

•                  any officer, director, partner, co-partner or employee of such other person.

D.                                    “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934. “Beneficial Ownership” includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership.

E.                                    “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

F.                                     “Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

G.                                   “Reportable Fund” means:

•                  Any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (the “1940 Act”) or

•                  Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company or is under common control with the Company.

V.                                    Standards of Conduct

A.                                    Investment-related information learned by a Supervised Person during the course of carrying out Company-related duties or in communications between Supervised Persons is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.

B.                                    Supervised Persons may not take or omit to take an action on behalf of a client or intentionally induce a client to take action for the purpose of achieving a personal benefit.

C.                                    Supervised Persons may not use actual knowledge of a client’s transactions to profit by the market effect of the client’s transaction.

D.                                    Supervised Persons will not take for themselves (or for accounts in which they have a beneficial interest) unique investment opportunities which should be made available to the Company’s clients.

VI.                               Compliance with Laws; General Restrictions

A.                                    Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federal securities laws and other legal obligations applicable to their duties and responsibilities.

B.                                    No Supervised Person may:

•                  Employ any device, scheme or artifice to defraud a Fund or other client of the Company;

•                  Make to a Fund or other client of the Company any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

•                  Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund or other client of the Company;

•                  Engage in any manipulative practice with respect to a Fund or other client of the Company; or

•                  Engage in any manipulative practice with respect to securities, including price manipulation.

C.                                    Personal Trading Prohibitions. The following rules are intended to prevent any suggestion or implication that Access Persons are using their relationship with the Company to obtain advantageous treatment to the detriment of the interests of clients:

•                  New Issues. No Access Person may purchase any security in any public offering that may be construed as a “new issue” under FINRA Rule 5130 without the prior written approval of the Chief Compliance Officer. “New issues” include, among other things, initial public offerings.

•                  Dealings With Clients. No Access Person may knowingly sell any security to any client or knowingly purchase any security from any client without the prior written approval of the Chief Compliance Officer.

•                  Private Placements. Each Access Person who wishes to purchase or sell a security in a private placement, must notify and obtain prior approval from the Chief Compliance Officer or his or her designee prior to effecting the transaction. In considering such pre-clearance, the Chief Compliance Officer or his or her designee will consider whether the opportunity is being offered to the Access Person by virtue of his/her position with the Company. Pre-clearance will be granted at the discretion of the Chief Compliance Officer or his or her designee. Access Persons who have been authorized to acquire securities in a private placement are required to disclose such investment to the client when they participate in any client’s subsequent consideration of an investment in the issuer. Additionally, in such circumstances, the decision to purchase securities of the issuer for the client should be made either by another employee of the Company or, at a minimum, should be subject to an independent review by investment personnel of the Company with no personal interest in the issuer.

•                  Review of Personal Trades. All personal securities transactions will be reviewed to ascertain whether the transaction may have taken advantage of securities transactions affected on behalf of the Company’s clients. Such review will include transactions occurring within three days (before and after) of the execution of any personal trades. If, in the opinion of Chief Compliance Officer, the transaction creates any suggestion or implication that

Access Persons are using their relationship with the Company to obtain advantageous treatment to the detriment of the interests of clients, the Access Person will, at the discretion of the Chief Compliance Officer, either (i) unwind the transaction, and/or (ii) disgorge any proceeds of the transaction to the Company for donation to a charitable organization chosen by the Company.

VII.                          Restrictions on Timing of Personal Securities Transactions

Paragraphs VIII and IX below set out specific restrictions relating to personal securities transactions. As described below, these restrictions are applicable with regard to particular securities and particular transactions based upon transactions or information gained from or on behalf of client accounts. The securities which are subject to these restrictions at any particular time may generally be found in the then current version of the Company’s Restricted List, which is maintained by our Chief Compliance Officer or his or her designee—of course, to the extent that you have material nonpublic information regarding a company that arises for reasons other than your work for the Company, such company’s securities may not be included on the Restricted List. If you do not have direct access to the Company’s Restricted List, you should contact the Chief Compliance Officer or his or her designee to determine whether a particular security is then on the Restricted List.

VIII.                     Prevention of Misuse of Nonpublic Information

A.                                    Introduction

The Company forbids its Supervised Persons from trading or investing, either personally or on behalf of clients of the Company, on the basis of material nonpublic information or from communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•                  Trading or investing by an insider while in possession of material nonpublic information; or

•                  Trading or investing by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential.

In addition, communicating material nonpublic information to others in breach of a fiduciary duty.

This policy applies to every Supervised Person and extends to activities within and outside their duties at the Company.

B.                                    To Whom Does This Policy Apply?

This policy applies to any transactions in any securities or other investments participated in by Supervised Persons, their family members, trusts or corporations controlled by such persons. In particular, this policy applies to transactions by:

•                  the Supervised Person’s spouse or common-law partner;

•                  the Supervised Person’s minor children;

•                  any other relatives living in the Supervised Person’s household;

•                    a trust in which the Supervised Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

•                  a trust as to which the Supervised Person is a trustee;

•                  a revocable trust as to which the Supervised Person is a settlor;

•                    a corporation of which the Supervised Person is an officer or director, or in which the Supervised Person holds more than 10% of a class of the corporation’s equity securities; or

•                  a partnership of which the Supervised Person is a partner (including most investment clubs) unless the Supervised Person has no direct or indirect control over the partnership.

Each Supervised Person is responsible for becoming familiar with these policies and procedures. The obligation to maintain the confidentiality of material nonpublic information continues to apply to individuals who cease to work with the Company, as long as they are in possession of proprietary or inside information.

Failure to observe these policies and procedures may give rise to disciplinary or legal action by the Company against any offending Supervised Person, up to and including termination. In appropriate cases, the Company may report violations to governmental or regulatory authorities.

Any questions concerning the policies and procedures described herein or their implementation should be addressed, and requests for exceptions to these policies and procedures should be referred, to the Chief Compliance Officer or his or her designee. If you have any reason to believe that a violation of these policies and procedures has occurred or is about to occur, you must notify the Chief Compliance Officer or his or her designee immediately.

C.                                    What is Material Information?

Trading or investing based on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:

•                  dividend or earnings expectations;

•                  write-downs or write-offs of assets;

•                  additions to reserves for bad debts or contingent liabilities;

•                  expansion or curtailment of company or major division operations;

•                  proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

•                  new products or services;

•                  exploratory, discovery or research developments;

•                  criminal indictments, civil litigation or government investigations;

•                  disputes with major suppliers or customers or significant changes in the relationships with such parties;

•                  labor disputes including strikes or lockouts;

•                  substantial changes in accounting methods;

•                  major litigation developments;

•                  major personnel changes;

•                  debt service or liquidity problems;

•                  bankruptcy or insolvency;

•                  extraordinary management developments;

•                  public offerings or private sales of debt or equity securities;

•                  calls, withdrawals or purchases of a company’s own stock;

•                  issuer tender offers; or

•                  recapitalizations.

Note:                  The above list of examples is NOT exhaustive.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

D.                                    What is Nonpublic Information?

1.                                      Generally. In order for issues concerning insider trading to arise, information must not only be material, it must be nonpublic. “Nonpublic information” is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed nonpublic information.

Once nonpublic information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for nonpublic information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal or The New York Times) or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until 24 hours after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as nonpublic information which must not be disclosed or otherwise misused. So long as any material component of the inside information possessed by a company has yet to be publicly disclosed, the information is deemed nonpublic and may not be misused.

2.                                      Information Provided in Confidence. Occasionally, a Supervised Person may become a temporary “insider” because of a fiduciary (i.e., a person or entity to whom property is entrusted for the benefit of another) or commercial relationship. As an insider, the Company has a fiduciary responsibility not to breach trust of the party that has communicated the material nonpublic information by misusing that information. This fiduciary duty arises because the Company has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether or not the Company ultimately participates in the transaction.

3.                                      Information Disclosed in Breach of Duty. Analysts and portfolio managers at the Company must be especially wary of material nonpublic information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite personal benefit may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, or an expectation of a quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or “tippee” when he or she obtains apparently material, nonpublic information by happenstance, including information derived from social institutions, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

E.                                    Identifying Material Nonpublic Information

1.                                      Before trading or investing for yourself or others (including clients of the Company) in the securities or other interests of a company about which you may have potential material nonpublic information, ask yourself the following questions:

a.                                      Is this information that an investor could consider important in making his or her investment decision? Is this information that could substantially affect the market price of the securities or assets if generally disclosed?

b.                                      To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

2.                                      Given the potentially severe regulatory, civil and criminal sanctions to which the Supervised Person, the Company and its personnel could be subject, any Supervised Person who is uncertain as to whether the information he or she possesses is material nonpublic information should immediately take the following steps:

a.                                      Report the matter immediately to the Chief Compliance Officer;

b.                                      Do not purchase or sell the securities or assets on behalf of yourself or others, including clients of the Company; and

c.                                       Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer.

F.                                     Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to severe penalties even if he or she does not personally benefit from the violation. Some penalties which may be imposed include:

•                  civil injunctions;

•                  treble damages;

•                  disgorgement of profits;

•                  prison sentences;

•                  fines for the persons who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•                  fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

IX.                              Reporting

A.                                    Covered Accounts

The reporting obligations below apply not only to securities transactions by an Access Person for his or her own account, but also for the account of a member of the Access Person’s immediate family, or any account in which an Access Person or a member of his or her immediate family may have a direct or indirect beneficial ownership inerest.

B.                                    Initial and Annual Reporting Requirements

Each Access Person must submit to the Chief Compliance Officer or his or her designee:

•                  An initial report, in the form attached as Exhibit A of this policy, containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person, unless such Access Person certifies (in the Initial Certification of Compliance attached as Exhibit D of this policy) that the full extent of its current personal securities holdings are reflected in past brokerage statements that have already been delivered to the Company; and

•                  An annual report thereafter, in the form attached as Exhibit B of this policy, containing a complete list of the Access Person’s personal securities holdings, current as of a date not more than 45 days prior to the date the report is submitted.

The securities holdings reports must contain, at a minimum:

•                  The type and title of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

•                  The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•                  The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, provided that they include all required information.

C.                                    Quarterly Reporting Requirements

Each Access Person must submit to the Company’s Chief Compliance Officer or his or her designee quarterly reports, in the form attached as Exhibit C of this policy, of such Access Person’s personal securities transactions during the quarter, submitted no later than 30 days after the end of the calendar quarter. The securities holdings reports must contain, at a minimum:

•                  The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•                  The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);

•                  The price of the security at which the transaction was effected;

•                  The name of the broker, dealer or bank with or through which the transaction was effected; and

•                  The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, provided that they include all required information.

D.                                    Confidentiality of Reports

Transactions and holdings reports of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

E.                                    Exemptions from Reporting

An Access Person is not required to submit reports with respect to the following securities or transactions in the following securities:

•                  Securities traded pursuant to an automatic investment plan;

•                   Securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and money market instruments;

•                  Shares of registered open-end investment companies (other than Reportable Funds);

•                  Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are Reportable Funds

•                  Securities held in accounts over which the Access Person had no direct or indirect influence or control; and

•                  Securities which, if reported, would duplicate information contained in broker trade confirmations or account statements that the Company keeps, so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

X.                                   Monitoring and Review

A.                                    Annual Review

The Chief Compliance Officer or his or her designee will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer or his/her designee will provide a written report, at least annually, to the Chief Financial Officer summarizing:

•                  Compliance with the Code for the period under review;

•                  Violations of the Code for the period under review;

•                  Sanctions imposed under the Code during the period under review;

•                  Changes in policies and procedures recommended for the Code; and

•                  Any other information requested by the Chief Financial Officer.

B.                                    Monitoring of Personal Securities Transactions

Personal securities transactions and holdings reports and trading patterns of Access Persons will be reviewed on a quarterly basis by the Chief Compliance Officer or his/her designee (the “Reviewer”). The Chief Financial Officer or his designee is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence. Such reviews will include the following:

•                  An assessment of whether the Access Person followed any required internal procedures, such as pre-clearance;

•                  An assessment of whether the Access Person is trading for his/her own account in the same securities he/she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for himself/herself;

•                  Periodic analysis of the Access Person’s trading for patterns that may indicate abuse, including market timing; and

•                  An investigation of any substantial disparities between the percentage of transactions that are profitable when the Access Person trades for his/her own account and the percentage that are profitable when he/she enters transactions for clients.

C.                                                            Certification of Compliance

Initial Certification

Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments and directorships and will certify in writing, in the form attached as Exhibit D, that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification should be delivered to the Chief Compliance Officer or his or her designee.

Acknowledgement of Amendments

Supervised Persons will be provided with any amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be delivered to the Chief Compliance Officer or his or her designee.

Annual Certification

Each Supervised Person will certify annually, in the form attached as Exhibit E of this policy, that they have read, understood, and complied with the Code. Such certification should be delivered to the Chief Compliance Officer or his or her designee. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, the Company will require such Supervised Person to self-report any violations.

XI.                              Recordkeeping

A.                                    Location

The Company will maintain the following records in a readily accessible place:

•                                          A copy of each Code that has been in effect at any time during the past five years;

•                  A record of any violation of this or any other Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•                  A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•                  A record of all personal trading by Access Persons, consisting of the names of Access Persons, the holdings and transaction reports, and any decisions approving the acquisition of securities in initial public offerings and limited or private offerings by Access Persons;

•                  Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•                  A list of the names of persons who are currently, or within the past five years were, Access Persons and investment personnel;

•                  A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or private offerings for at least five years after the end of the fiscal year in which approval was granted;

•                  A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code;

•                  A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

•                  A copy of any reports regarding the Code provided to the Boards of Directors of any funds advised by the Company.

B.                                    Maintenance of Records

These records will be kept for five years. For the first two years, the records will be kept in the Company’s offices, and in an easily accessible place for at least three years thereafter.

XII.                         Disclosure of the Code

A description of the Company’s Code will be included on of the Company’s Form ADV Part 2 brochure. In addition, the Company must provide a copy of this Code to any client or prospective client upon request. Any employee that receives a request for a copy of the Code from a client or prospective client should forward that request to the Chief Compliance Officer or his or her designee as soon as reasonably practicable.

XIII.                    Administration and Enforcement of the Code

A.                                    Training and Education

The Chief Compliance Officer or his/her designee is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur periodically. All Supervised Persons are required to attend the training sessions and read any applicable materials.

B.                                    Report to Senior Management

The Chief Compliance Officer or his or her designee will report to senior management regarding his or her annual review of this Code and to bring material violations to the attention of senior management.

XIV.                     Reporting Violations

Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the Chief Compliance Officer or his or her designee, and must cooperate in any investigation relating to possible breaches of the Code. Supervised Persons are encouraged to seek advice from the Chief Compliance Officer or his or her designee with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of the Company’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients, including fund investors; and (v) deviations from required controls and procedures that safeguard clients and the Company.

The Chief Financial Officer is an alternate person to whom employees may report violations in case the Chief Compliance Officer or his or her designee is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

XV.                          Sanctions

In the event of a failure by a Supervised Person to comply with the provisions of this Code or of applicable securities laws, the Chief Compliance Officer may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Exhibit A

ACCESS PERSON INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

Report of                                                              (Please print your full name)

Today’s Date:

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest (not including exempted securities such as bank certificates of deposit, open-end mutual fund shares, Treasury obligations (T-bills notes and bonds), Unit Investment Trusts that hold securities in proportion to a broad base index). For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “family member”, including any account in which the employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney). The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

In lieu of listing every holding, an employee may attach a copy of an account statement covering holdings not listed below.

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

Use additional pages if necessary

I certify that the securities and accounts listed above are the only securities and accounts in which I have a direct or indirect Beneficial Ownership or Beneficial Interest.

Access Person Signature:		Date:

Received By:	Reviewed By:	Comments:

Title:	Title:

Date:	Date:

For Internal Use Only

Exhibit B

ACCESS PERSON ANNUAL SECURITIES HOLDINGS CERTIFICATION AND QUARTERLY TRANSACTION REPORT

(Must be current as of 45 prior to the date of submission)

Report of                                                 (Please print your full name)

Today’s Date:

The following are all transactions in personal securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter. In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firm Through Which Transactions Are Effected	Date Account Opened or Closed

For Internal Use Only

In connection with any purchases or sales of securities for Advisory Clients during this year, I have disclosed to the Company any material interests in securities in which I have Beneficial Ownership or some other Beneficial Interest which might reasonably raise the appearance of a conflict with the interests of an Advisory Client. The names and affiliations of “family members”(1) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Company personnel in the discharge of their duties are as follows:

Names	Affiliations

I certify that the following are all securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) Beneficially Owned or in which I have Beneficial Interest as of the year end December 31, 20  .*

	Amount (No. of Shares or Principal	Nature of Interest (Direct Ownership,	Broker, Dealer (or Bank acting as
Name of Security	Amount)	Spouse, Control, Etc.)	Broker)

*Note: In lieu of you listing on this form each and every security held as of year-end, you may attach as an exhibit to this document your annual statement(s) from every brokerage firm with which you have a Beneficial Ownership or other Beneficial Interest. Notwithstanding this accommodation, it remains your sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses ALL reportable securities holdings as of year-end.

I certify that the information provided in this report is complete and accurate.

Access Person Signature:		Date:

Received By:	Reviewed By:	Comments:

Title:	Title:

Date:	Date:

(1) The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

Exhibit C

ACCESS PERSON QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Statement to the Company	By
(Please print your full name)

The following are all transactions in personal securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares, Treasury obligations (i.e., T-Bills, Notes and Bonds) and Unit Investment Trusts that hold securities in proportion to a broad base index) effected during this quarter. In lieu of listing every required transaction, an employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security	Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase/ Sale/gift, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct, Spouse, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firm Through Which Transactions Are Effected	Date Account Opened or Closed

For Internal Use Only

In connection with any purchases or sales of securities for the Company clients during this quarter, I have disclosed to the Company’s Chief Compliance Officer or his or her designee any material interests in securities in which I have Beneficial Ownership or some other Beneficial Interest which might reasonably raise the appearance of a conflict with the interests of a Company client. The names and affiliations of “family members”(2) who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of the Company’s personnel in the discharge of their duties are as follows:

Names	Affiliations

I certify that the information provided in this report is accurate and complete.

Employee Signature:	Date:	REVIEWED:

(2) The term “family member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with, or is financially dependent upon, or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

Exhibit D

Initial Certification of Compliance with Pemberwick Investment Advisors, LLC’s Code of Ethics

I hereby certify that I have received a copy of Code of Ethics of Pemberwick Investment Advisors, LLC’s (the “Code”) and have read the Code and understand its requirements. I further certify that I am subject to the Code, will comply with its requirements in every respect and will not engage in conduct prohibited by the Code.(5)

Name:
Position:

(5) For all new Company employees, this certification of compliance shall relate to conduct occurring from the point of hire going forward.

For Internal Use Only

Exhibit E

Annual Certification of Compliance with Pemberwick Investment Advisors, LLC’s Code of Ethics

I hereby certify to the following:

1.                                    I have received a copy of the Code of Ethics (the “Code”) of Pemberwick Investment Advisors, LLC (the “Company”), have read the Code and understand its requirements

2.                                    I have complied with the Code at all times during the previous calendar year and will comply with the Code during the current calendar year.

3.                                    I have, during the previous calendar year, disclosed and confirmed all holdings and transactions required to be disclosed or confirmed pursuant to the Code.

4.                                    I have, during the previous calendar year, disclosed and confirmed all accounts in which I have a beneficial interest, including any and all accounts over which I exercise trading discretion, and reported all securities transactions required to be reported under the Code.

5.                                    If any new accounts in which have a beneficial interest were opened during the previous year, I have notified the Company and have authorized duplicate statements, confirms and monthly statements with respect to such account to be sent to the Company.

Name:
Position:

For Internal Use Only